UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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AMERISAFE, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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AMERISAFE, Inc.

2301 Hwy. 190 West, DeRidder, LA 70634-6006
(800) 256-9052  (337) 463-9052
April 30, 2007
Dear AMERISAFE Shareholder:
     You are cordially invited to attend the Annual Meeting of Shareholders of AMERISAFE, Inc. The meeting will be held on Thursday, June 14, 2007, beginning at 9:00 a.m. at our corporate headquarters, which are located at 2301 Highway 190 West in DeRidder, Louisiana.
     Information about the meeting and the nominees for election as directors is presented in the following Notice of Annual Meeting of Shareholders and Proxy Statement. At the meeting, management will report on the Company’s operations during 2006 and comment on our outlook for 2007. The report will be followed by a question and answer period.
     We hope that you will plan to attend the Annual Meeting. It is important that your shares be represented. Accordingly, please sign, date and promptly mail the enclosed proxy card in the enclosed pre-addressed, postage-paid envelope.
     We look forward to seeing you at the meeting on June 14th.

Sincerely,
/s/ C. Allen Bradley, Jr.

C. Allen Bradley, Jr.
Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007
THE BOARD, ITS COMMITTEES AND ITS COMPENSATION
EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL HOLDERS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPENSATION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
INDEPENDENT PUBLIC ACCOUNTANTS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING OF SHAREHOLDERS
OTHER MATTERS

AMERISAFE, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on June 14, 2007

     The 2007 Annual Meeting of Shareholders of AMERISAFE, Inc. (the “Company”) will be held on June 14, 2007, beginning at 9:00 a.m. at the Company’s corporate headquarters, which are located at 2301 Highway 190 West in DeRidder, Louisiana. The meeting will be held for the following purposes:
(1)	to elect three directors to serve until the 2010 Annual Meeting of Shareholders;

(2)	to elect one director to serve until the 2009 Annual Meeting of Shareholders;

(3)	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2007; and

(4)	to transact such other business as may properly come before the meeting.
     Information concerning the matters to be voted upon at the meeting is set forth in the accompanying Proxy Statement. Holders of record of the Company’s common stock and Series C convertible preferred stock as of the close of business on April 18, 2007 are entitled to notice of, and to vote at, the meeting.
     If you plan to attend the meeting and will need special assistance or accommodation due to a disability, please describe your needs on the enclosed proxy card. Also enclosed is the Company’s Annual Report for 2006.

By Order of the Board of Directors,
/s/ Todd Walker

Todd Walker
Executive Vice President, General Counsel and Secretary

DeRidder, Louisiana
April 30, 2007

IMPORTANT
Whether or not you plan to attend the meeting in person, please vote by signing, dating and promptly returning the enclosed proxy card in the pre-addressed, postage-paid envelope.

AMERISAFE, INC.
2301 Highway 190 West
DeRidder, Louisiana 70634

PROXY STATEMENT

     This proxy statement provides information in connection with the solicitation of proxies by the Board of Directors (the “Board”) of AMERISAFE, Inc. (the “Company”) for use at the Company’s 2007 Annual Meeting of Shareholders or any postponement or adjournment thereof (the “Annual Meeting”). This Proxy Statement also provides information you will need in order to consider and to act upon the matters specified in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the enclosed proxy card are being mailed to shareholders on or about April 30, 2007.
     Record holders of the Company’s common stock and Series C convertible preferred stock as of the close of business on April 18, 2007 are entitled to vote at the Annual Meeting. Each record holder of common stock on that date is entitled to one vote at the Annual Meeting for each share of common stock held. As of April 18, 2007, there were 18,794,593 shares of common stock outstanding. Each record holder of Series C convertible preferred stock on that date is entitled to one vote for each share of common stock that would be issuable upon the conversion of all the shares of Series C convertible preferred stock held by that holder. As of April 18, 2007, there were 50,000 shares of Series C convertible preferred stock outstanding entitling those holders to an aggregate of 242,953 votes. Holders of common stock and Series C convertible preferred stock will vote together as a single class on all matters to be voted on by shareholders of the Company at the Annual Meeting. As of April 18, 2007, record holders of the Company’s common stock and Series C convertible preferred stock are entitled to an aggregate of 19,037,546 votes.
     You cannot vote your shares unless you are present at the Annual Meeting or you have previously given your proxy. You can vote by proxy by signing, dating and returning the enclosed proxy card in the enclosed pre-addressed, postage paid envelope. If you vote by proxy, you can revoke that proxy at any time before it is voted at the Annual Meeting. You can do this by:
•	delivering a written notice revoking your proxy to the Company’s Secretary at the address above;

•	delivering a new proxy bearing a date after the date of the proxy being revoked; or

•	voting in person at the Annual Meeting.
     All properly executed proxies, unless revoked as described above, will be voted at the Annual Meeting in accordance with your directions on the proxy. If a properly executed proxy gives no specific instructions, the shares of common stock or Series C convertible preferred stock represented by your proxy will be voted:
•	FOR the election of each of the three director nominees to serve a three-year term expiring at the 2010 Annual Meeting of Shareholders;

•	FOR the election of the director nominee to serve a two-year term expiring at the 2009 Annual Meeting of Shareholders;

•	FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2007; and

•	at the discretion of the proxy holders with regard to any other matter that is properly presented at the Annual Meeting.

     If you own shares of common stock or Series C convertible preferred stock held in “street name,” and you do not instruct your broker how to vote your shares using the instructions your broker provides you, your broker may choose not to vote your shares. To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.
     Holders of a majority of the combined voting power of the outstanding shares of the Company’s common stock and Series C convertible preferred stock must be present, either in person or by proxy, to constitute a quorum necessary to conduct the Annual Meeting. The directors will be elected by a plurality of the votes cast by holders of the Company’s common stock and Series C convertible preferred stock. If you withhold authority to vote for a director nominee, your shares will not be counted in the vote for that director nominee.
     The Company pays the costs of soliciting proxies. Our employees may solicit proxies by telephone or in person. However, they will not receive additional compensation for soliciting proxies. The Company may request banks, brokers and other custodians, nominees, and fiduciaries to forward copies of these proxy materials to the beneficial holders and to request instructions for the execution of proxies. The Company may reimburse these persons for their expenses in so doing. Proxies are solicited to give all record holders of the Company’s common stock and Series C convertible preferred stock an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting.

PROPOSAL 1
ELECTION OF DIRECTORS
     At the Annual Meeting, one director will be elected to serve a two-year term expiring at our annual shareholder meeting in 2009 and three directors will be elected to serve three-year terms expiring at our annual shareholder meeting in 2010. This section contains information relating to the four director nominees and the directors whose terms of office continue after the Annual Meeting. The director nominees were selected by the Nominating and Corporate Governance Committee and approved by the Board for submission to the shareholders. The nominees for election are Jared A. Morris, Daniel Phillips, Sean M. Traynor, and Millard E. Morris.
     Jared A. Morris and Sean M. Traynor are currently directors of the Company. Mr. J. Morris has served as a director of the Company since 2005, and Mr. Traynor has served as a director since 2001. Millard E. Morris and Daniel Phillips were recommended to the Nominating and Corporate Governance Committee by C. Allen Bradley, Jr., our Chairman, President and Chief Executive Officer.
The Board recommends a vote “FOR” election of each of the nominees.
Nominees to be Elected whose Term will Expire at the Annual Meeting in 2010
     Jared A. Morris, age 32, has served as director of the Company since September 2005. Since 2002, he has been an officer and a principal owner of Marine One Acceptance Corp. and Dumont Land, LLC, both of which are subprime finance companies. Jared A. Morris is being nominated for a term that expires at the Company’s 2010 annual shareholder meeting.
     Daniel Phillips, age 60, is President and Chief Executive Officer of PAX, Inc., a supplier of fabricated heavy industrial steel to the petrochemical, petroleum refining, and power industries headquartered in Baton Rouge, Louisiana. Mr. Phillips founded PAX, Inc. in 1979, and has been an owner and officer of that company since that time. Daniel Phillips is being nominated for a term that expires at the Company’s 2010 annual shareholder meeting.
     Sean M. Traynor, age 38, has served as a director of the Company since April 2001. He is currently a general partner of Welsh, Carson, Anderson & Stowe, a private equity investment firm that he joined in 1999. Mr. Traynor also serves as a director for AmCOMP Incorporated, Ameripath, Inc., Select Medical Corporation, and several private companies. Sean M. Traynor is being nominated for a term that expires at the Company’s 2010 annual shareholder meeting.
Nominee to be Elected whose Term will Expire at the Annual Meeting in 2009
     Millard E. Morris, age 62, founded the Company in 1985, and was its Chairman, Chief Executive Officer, and principal shareholder until it was sold to a private investment group in 1997. He continued to serve on the Company’s board of directors until 2005. He has been the managing member of Dumont Management Group, LLC, a privately held company that provides management services to various affiliated finance and investment companies, since 1996. Millard E. Morris is the father of Jared A. Morris. Millard E. Morris is being nominated for a term that expires at the Company’s 2009 annual shareholder meeting.
Current Directors whose Terms Expire at the Annual Meeting in 2008
     C. Allen Bradley, Jr., age 55, has served as Chairman of the Board since October 2005, Chief Executive Officer since December 2003 and President since November 2002. Mr. Bradley has served as a director since June 2003. From November 2002 until December 2003 he served as the Company’s Chief Operating Officer. Since joining the Company in 1994, Mr. Bradley has had principal responsibility for the management of underwriting operations (December 2000 through June 2005) and safety services (September 2000 through November 2002) and has served as General Counsel (September 1997 through December 2003) and Secretary (September 1997 through November 2002). Prior to joining the Company, he was engaged in the private practice of law.

     Austin P. Young III, age 66, has served as a director of the Company since November 2005. Mr. Young served as Senior Vice President, Chief Financial Officer, and Treasurer of CellStar Corporation, a logistics service provider to the wireless communications industry, from 1999 until his retirement in December 2001. From 1996 to 1999, he served as Executive Vice President-Finance and Administration of Metamor Worldwide, Inc. Mr. Young was also Senior Vice President and Chief Financial Officer of American General Corporation for more than eight years, and was a partner in the Houston and New York offices of KPMG LLP for 22 years before joining American General Corporation. Mr. Young currently serves as a Director and Chairman of the Audit Committees of Administaff, Inc. and Tower Group, Inc. He is a member of the Houston and State Chapters of the Texas Society of Certified Public Accountants, the American Institute of Certified Public Accountants, and Financial Executives International.
Current Directors whose Terms Expire at the Annual Meeting in 2009
     Thomas W. Hallagan, age 45, has served as a director of the Company since May 2006. He is currently a private investor. Mr. Hallagan was Managing Director-Head of U.S. Private Equity for Najeti Ventures, LLC, a private equity investment firm, from May 2002 until December 2005. Mr. Hallagan has served on numerous public and private company boards and was a certified public accountant with Deloitte Haskins + Sells.
     Randy Roach, age 56, has served as a director of the Company since March 2007. He was elected to fill the unexpired term of Paul B. Queally, who resigned from the Board effective March 1, 2007. Mr. Roach has served as the Mayor of Lake Charles, Louisiana since 2000, and is a former member of the House of Representatives of the Louisiana Legislature.
PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007
     The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2007. The Board is asking shareholders to ratify this appointment. Although SEC regulations and the Nasdaq listing requirements require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of an independent registered public accounting firm to be an important matter to shareholders and considers a proposal for shareholders to ratify such appointment to be an opportunity for shareholders to provide input to the Audit Committee and the Board on a key corporate governance issue.
     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to answer questions.
The Board recommends a vote “FOR” Proposal 2.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION
Board of Directors
     The Board presently consists of six members, five of whom are non-employee directors. If all four director nominees are elected at the Annual Meeting, the Board will consist of eight members, seven of whom will be non-employee directors. The Board is currently divided into three classes with each class serving three-year terms. The term of one class expires at each annual meeting of shareholders of the Company.
Director Compensation
     Cash Compensation. Each non-employee director of the Company receives an annual cash retainer of $30,000. Directors who are employees of the Company do not receive additional compensation for serving as directors. The chair of the Audit Committee receives an additional annual cash retainer of $15,000 and each other member of the Audit Committee receives an additional annual cash retainer of $5,000. The chairs of the Compensation Committee, the Nominating and Corporate Governance Committee and the Investment Committee each receive an additional cash retainer of $5,000. The Company reimburses all directors for reasonable out-of-pocket expenses incurred in connection with their service as directors.
     Stock-Based Compensation. Under our Non-Employee Director Restricted Stock Plan, non-employee directors receive an annual award of restricted stock equal to $15,000 divided by the closing price of our common stock on the date of the annual meeting of shareholders at which the non-employee director is elected or is continuing as a member of the Board. Non-employee directors that are first elected or appointed to the Board other than at an annual meeting of shareholders receive a pro rata restricted stock grant. In either case, these shares of restricted stock vest at the next annual meeting of shareholders.
     The following table sets forth certain information regarding the compensation of our non-employee directors for the year ended December 31, 2006.

	Fees Earned or	Stock
Name	Paid in Cash	Awards (1)	Total
Thomas W. Hallagan (2)	$24,500	$9,413	$33,913
Jared A. Morris	40,000	16,910	56,910
Paul B. Queally (3)	35,000	16,910	51,910
Sean M. Traynor	33,431	16,910	50,341
Austin P. Young	45,000	16,910	61,910

(1)	On May 15, 2006, each non-employee director was granted 1,222 shares of restricted stock. The grant date fair value of each award, calculated in accordance with FAS 123R, was $14,994. The amounts shown represent the expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R, with respect to the shares of restricted stock. Pursuant to SEC rules, the amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for information regarding the assumptions made in determining these values. As of December 31, 2006, each non-employee director held 1,222 shares of restricted stock.

(2)	Mr. Hallagan was first elected a director at the annual meeting of shareholders in 2006.

(3)	Mr. Queally resigned from the Company’s board of directors, effective March 1, 2007. On that date, Mr. Queally held 1,222 shares of restricted stock that were forfeited.

Corporate Governance
     The Board and senior management of the Company believe that one of their primary responsibilities is to promote a corporate culture of accountability, responsibility and ethical conduct throughout the Company. Consistent with these principles, the Company has, among other things, adopted:
•	corporate governance guidelines that describe the principles under which the Board operates;

•	a code of business conduct and ethics applicable to all employees; and

•	written charters for its Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Investment Committee.
     Our corporate governance guidelines, code of business conduct and ethics, and committee charters are available on the Company’s website (www.amerisafe.com) in the Investor Relations section. Copies of these documents are also available upon written request to the Company’s Secretary. The Company will post information regarding any amendment to, or waiver from, its code of business conduct and ethics on its website in the Investor Relations section.
     The Board periodically reviews its corporate governance policies and practices. Based on these reviews, the Board may adopt changes to policies and practices that are in the best interests of the Company and as appropriate to comply with any new SEC or Nasdaq listing requirements.
Director Independence
     As part of the Company’s corporate governance guidelines, the Board has established a policy requiring a majority of the members of the Board to be independent, as that term is defined in the Nasdaq listing requirements. The Board has determined that the current non-employee directors, Messrs. J. Morris, Roach, Traynor, Young and Hallagan, and both of the nominees for election as director, Messrs. M. Morris and Phillips, are each independent of the Company and its management within the meaning of the Nasdaq listing requirements. The Board has also determined that Mr. Queally, who served as a director prior to his resignation in March 2007, was independent of the Company and its management with the meaning of the Nasdaq listing requirements.
Board Meetings
     The Board held four meetings during 2006. Each incumbent director attended at least 75% of the total number of meetings of the Board and committees on which he served. Under the Company’s corporate governance guidelines, each director is expected to devote the time necessary to appropriately discharge his responsibilities and to rigorously prepare for and attend and participate in all Board meetings and meetings of Board committees on which he serves.
     The Board has established a policy that its independent directors meet in executive session, without members of senior management present, at each regularly scheduled meeting of the full Board. The chairs of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Investment Committee each preside as chair at meetings of independent directors at which the principal items to be considered are within the scope of the authority of the applicable committee. This approach is intended to provide leadership at all meetings of independent directors without the need to designate a single lead independent director.
Annual Meetings of Shareholders
     The Company’s directors are encouraged to attend our annual shareholder meetings, however, we do not currently have a policy relating to directors’ attendance at these meetings. Two members of the Board attended the 2006 annual shareholder meeting.

Audit Committee
     The Audit Committee presently consists of Mr. Young (Chair), Mr. Hallagan and Mr. J. Morris. The Audit Committee oversees our accounting and financial reporting processes and the audits of the Company’s financial statements. The functions and responsibilities of the Audit Committee include:
•	establishing, monitoring and assessing the Company’s policies and procedures with respect to business practices, including the adequacy of the Company’s internal controls over accounting and financial reporting;

•	engaging the Company’s independent registered public accounting firm and conducting an annual review of the independence of that firm;

•	pre-approving any non-audit services to be performed by the Company’s independent registered public accounting firm;

•	reviewing the annual audited financial statements and quarterly financial information with management and the independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm the scope and the planning of the annual audit;

•	reviewing the findings and recommendations of the independent registered public accounting firm and management’s response to the recommendations of that firm;

•	overseeing compliance with applicable legal and regulatory requirements, including ethical business standards;

•	preparing the Audit Committee report to be included in our annual proxy statement;

•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters;

•	establishing procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	reviewing the adequacy of the Audit Committee charter on an annual basis.
     The Audit Committee met seven times during 2006. Our independent registered public accounting firm reports directly to the Audit Committee. Each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board has determined that all of the members of the Audit Committee are “independent” as defined in the Nasdaq listing requirements. The Board has also determined that Mr. Young meets the requirements of an “audit committee financial expert” as defined by the rules of the SEC. In addition, the Board has determined that Mr. Young, Mr. Hallagan and Mr. J. Morris satisfy the SEC requirements relating to independence of audit committee members.

Compensation Committee
     The Compensation Committee presently consists of Mr. Traynor (Chair), Mr. J. Morris and Mr. Young. The Compensation Committee has sole authority for establishing, administering, and reviewing the Company’s policies, programs, and procedures for compensating our executive officers and the Board. Under its charter, the Compensation Committee may delegate its responsibilities to a subcommittee comprised of Committee members. The functions and responsibilities of the Compensation Committee include:
•	evaluating the performance of and determining the compensation for the Company’s executive officers, including its chief executive officer;

•	administering and making recommendations to the Board with respect to the Company’s equity incentive plans;

•	overseeing regulatory compliance with respect to compensation matters;

•	reviewing and approving employment or severance arrangements with senior management;

•	reviewing director compensation policies and making recommendations to the Board;

•	reviewing and approving the Compensation Discussion and Analysis to be included in the annual proxy statement; and

•	reviewing the adequacy of the Compensation Committee charter.
     The Compensation Committee met twice during 2006. Each of the members of the Compensation Committee is independent under the Nasdaq listing requirements.
     As described in more detail under “Executive Compensation—Compensation Discussion and Analysis” beginning on page 12 of this proxy statement, at the request of the Compensation Committee, our chief executive officer makes recommendations with respect to changes in base salaries and annual incentive compensation awards for executive officers, other than for himself. Neither our chief executive officer nor any other executive officer participates in the Compensation Committee’s decisions with respect to executive compensation. In early 2007, the Compensation Committee retained Schiffers Associates, a compensation consulting firm, to assist it in evaluating the Company’s annual incentive program. The Chairman of the Compensation Committee recommended the retention of this firm.
Nominating and Corporate Governance Committee
     The Nominating and Corporate Governance Committee consists of Mr. J. Morris (Chair), Mr. Traynor and Mr. Young. The functions and responsibilities of the Nominating and Corporate Governance Committee include:
•	developing and recommending corporate governance principles and procedures applicable to the Board and the Company’s employees;

•	recommending committee composition and assignments;

•	identifying individuals qualified to become directors;

•	recommending director nominees;

•	recommending whether incumbent directors should be nominated for re-election to the Board; and

•	reviewing the adequacy of the Nominating and Corporate Governance Committee charter.

     The Nominating and Corporate Governance Committee met three times during 2006. Each of the members of the Nominating and Corporate Governance Committee is independent under the Nasdaq listing requirements.
     Qualifications for Director Nominees. In considering nominees for election as director, the Nominating and Corporate Governance Committee considers a number of factors, including the following:
•	personal and professional qualities, characteristics, attributes, accomplishments and reputation in the business community, insurance industry and otherwise;

•	reputation in a particular field or area of expertise;

•	experience as a senior executive of a company or other organization of comparable size to the Company;

•	current knowledge and relationships in the markets and regions in which the Company does business and in the insurance industry and other industries relevant to the Company’s business;

•	the ability to exercise sound business judgment;

•	the ability and willingness to commit to participate in activities of the Board, including attendance at, and active participation in, meetings of the Board and its committees;

•	the skills and personality of the nominee and how the Committee perceives the nominee will be a fit with existing directors and other nominees in maintaining a Board that is collegial and responsive to the needs of the Company and its shareholders;

•	the ability and willingness to represent the best interests of all of the Company’s shareholders;

•	consistent demonstration of integrity;

•	increasing the diversity of viewpoints, background, and experience in addition to those of existing directors and other nominees; and

•	whether the nominee would meet the independence criteria of the Nasdaq listing requirements applicable to the Company and the rules promulgated by the SEC.
     The Nominating and Corporate Governance Committee will also consider other criteria for director candidates included in its committee charter, the Company’s corporate governance guidelines, or as may be established from time to time by the Board. The Nominating and Corporate Governance Committee will identify nominees based upon recommendations by members of the committee or other Board members, members of the Company’s management, or by shareholders of the Company, as discussed below. Upon identification of a potential nominee, members of the Nominating and Corporate Governance Committee will interview the candidate, and based upon that interview, the Committee will make its recommendation to the Board.

     Shareholder Recommendations. The Nominating and Corporate Governance Committee will evaluate any director candidates recommended by a shareholder according to the same criteria as a candidate identified by the Nominating and Corporate Governance Committee. The Company has never received any recommendations for director candidates from our shareholders. In considering director candidates recommended by shareholders, the Nominating and Corporate Governance Committee will also take into account such additional factors as it considers relevant, including:
•	the personal and professional qualities, characteristics, attributes, accomplishments and reputation of the candidate being submitted for consideration;

•	the investment the shareholder submitting the director candidate has in the Company;

•	the length of time that the submitting shareholder has been a shareholder of the Company; and

•	whether the director candidate is “independent” as determined in accordance with the rules promulgated by the SEC, the Nasdaq listing requirements and the Company’s corporate governance guidelines.
     Shareholders may recommend candidates at any time, but to be considered by the Nominating and Corporate Governance Committee for inclusion in the Company’s proxy statement for the next annual meeting of shareholders, recommendations must be submitted in writing no later than 150 calendar days before the first anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of shareholders. A shareholder’s notice must contain the following:
•	the name of the shareholder recommending the director candidate for consideration, the name of the director candidate, and the written consent of the shareholder and the director candidate to be publicly identified;

•	a written statement by the director candidate agreeing to be named in the Company’s proxy materials and to serve as a member of the Board (and any committee of the Board to which the director candidate is assigned to serve by the Board) if nominated and elected;

•	a written statement by the shareholder and the director candidate agreeing to make available to the Nominating and Corporate Governance Committee all information reasonably requested in connection with the Nominating and Corporate Governance Committee’s consideration of the director candidate; and

•	the director candidate’s name, age, business and residential address, principal occupation or employment, number of shares of the Company’s common stock and other securities beneficially owned, a resume or similar document detailing personal and professional experiences and accomplishments, and all other information relating to the director candidate that would be required to be disclosed in a proxy statement or other filing made in connection with the solicitation of proxies for the election of directors pursuant to the Securities Exchange Act of 1934, as amended, the rules of the SEC and the listing requirements and other criteria established by Nasdaq.
     The shareholder’s notice must be signed by the shareholder recommending the director candidate for consideration and sent to the following address: AMERISAFE, Inc., 2301 Highway 190 West, DeRidder, Louisiana 70634, Attn: Corporate Secretary (Nominating and Corporate Governance Committee Communication / Director Candidate Recommendation).

Investment Committee
     The Investment Committee is comprised of four directors, Mr. Hallagan (Chair), Mr. Bradley, Mr. J. Morris and Mr. Traynor. The functions and responsibilities of the Investment Committee include:
•	establishing a written investment policy for the Company consistent with our strategies, goals and objectives, which investment policy and any amendments must be reviewed and approved by the Board of Directors;

•	reviewing the investment strategy relative to our investment policy;

•	reviewing the performance of our external investment managers; and

•	reviewing our investment activities and performance at least quarterly.
     The Investment Committee met three times in 2006.
Communications with the Board
     Any shareholder or other interested party who wishes to communicate directly with the Board or any of its members may do so by writing to: Board of Directors, c/o AMERISAFE, Inc., 2301 Highway 190 West, DeRidder, Louisiana 70634, Attn: Corporate Secretary. The mailing envelope should clearly indicate whether the communication is intended for the Board as a group, the non-employee directors or a specific director.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Compensation Program Objectives
     Our compensation program is intended to attract, retain, and motivate the key people necessary to lead our Company to achieve its strategic objective of increased shareholder value over the long term, reflecting the Committee’s belief that executive compensation should seek to align the interests of the Company’s executives and other key employees with those of our shareholders. Our compensation program is also designed to differentiate compensation based upon individual contributions and performance.
     In establishing compensation, the Compensation Committee seeks to provide employees, including our executive officers, with a competitive total compensation package. The Compensation Committee sets compensation in this manner to ensure that our compensation practices do not put the Company at a competitive disadvantage in retaining and attracting executives and other employees while ensuring an appropriate cost structure for our Company.
Compensation Committee
     Our compensation program for executives is designed and implemented under the direction of our Compensation Committee, which is comprised of three independent directors. We completed our initial public offering in November 2005. For additional information regarding our Compensation Committee, its authority and responsibilities, see “The Board, Its Committees and Its Compensation—Compensation Committee” on page 8 of this proxy statement.
     During 2006, the Committee began an evaluation of our executive compensation program. The base salary survey described below was a part of this review. In early 2007, the Compensation Committee retained Schiffers Associates, a compensation consulting firm, to assist the Committee in evaluating our annual incentive compensation program. Sean M. Traynor, the Chairman of our Compensation Committee, recommended the retention of this firm.
Executive Compensation Programs and Policies
     The components of our executive compensation program provide for a combination of fixed and variable compensation. As described in more detail below, these components are:
     base salary;
     annual incentive compensation;
     long-term equity incentive compensation;
     broad-based employee benefits; and
     severance benefits and limited other perquisites.
     Base Salary. Base salaries are determined on the basis of management responsibilities, level of experience and tenure with our Company, as well as internal and market comparisons. In setting base salaries for the executive officers of the Company, the Compensation Committee seeks to provide a reasonable level of fixed compensation that we believe is competitive with base salaries for comparable positions at similar companies. At the request of the Committee, Allen Bradley, our chief executive officer, makes annual recommendations with respect to changes in base salary for our executive officers, other than for himself, as well as other members of the senior management. Neither our chief executive officer nor any other executive officer participates in the Committee’s decisions regarding the base salaries of our executive officers.

     At the Committee’s direction, during 2006, management conducted a survey of compensation at comparable companies in order to determine whether the base salaries for our chief executive officer and other executive officers were competitive. A more detailed discussion of this survey is described below under the caption “—2006 and 2007 Compensation” on page 15 of this proxy statement.
     Annual Incentive Compensation. The Company maintains a discretionary annual incentive program that is administered by the Compensation Committee. Awards are considered annually, following the completion of the audit of the Company’s financial statements for the preceding fiscal year. In making awards, the Committee considers both Company performance as well as the individual contributions of those eligible to receive an award. Our existing annual compensation program does not use specific performance targets or formulas to determine the incentive award for our executive officers. At the Committee’s request, our chief executive officer makes initial recommendations with respect to incentive awards to executive officers, other than for himself. However, neither our chief executive officer nor any other executive officer participates in the Compensation Committee’s decisions relating to these awards.
     The Committee believes annual incentive compensation is a key element of the total compensation of each executive officer. The Committee also believes that placing a significant portion of executive compensation at risk each year, subject to the results of Company and individual performance, appropriately motivates executives to achieve the Company’s financial and other objectives, thereby enhancing shareholder value.
     In assessing the Company’s performance for the purpose of determining annual incentive compensation, the Committee primarily focuses on gross written premium, combined ratio and return on shareholder equity, along with other relevant measures of Company financial performance and the general business environment in which the Company operated, in each case for the year in which the awards are considered. In that manner, annual incentive compensation is intended to link the near-term financial interest of the executives to that of the Company and its shareholders. As an executive or other key employee progresses to greater levels of responsibility within the Company, the Committee believes that the annual incentive award should represent an increasing portion of potential annual compensation.
     The Committee has not adopted a formal policy regarding recovery of incentive awards for fiscal years for which financial results are later restated. While not anticipated, the Committee would expect to consider any restatement in establishing incentive and other compensation awards for executives in future periods.
     Long-term Incentive Compensation. In connection with our initial public offering in November 2005, the Board and our shareholders approved our Equity Incentive Plan. The Equity Incentive Plan is administered by the Board and the Committee and is designed to provide incentive compensation to executive officers and other key employees, principally in the form of stock options. The grants are designed to align the interests of management with those of our shareholders and are intended as a long-term incentive for future performance. To date, all option grants that have been awarded under our Equity Incentive Plan have been “non-qualified” stock options, thereby providing us with the ability to realize tax benefits upon the exercise of these option awards. The Committee also views these awards as an additional means to encourage management retention.
     Substantially all of the stock options awarded to date to our executive officers were made in a single grant in November 2005 in connection with our initial public offering. The only exceptions are the grants made in September 2006 and March 2007 to our two new executives. As a result, the Compensation Committee has not addressed the issue as to whether the value of existing equity awards should be considered in the context of future awards. However, our Compensation Committee intends to make appropriate executive compensation decisions annually, so that our executives receive a total compensation package that is competitive and has a significant component that is at risk. When making equity-based incentive awards, the Committee takes into consideration the dates on which the Company expects to make public announcements regarding earnings as well as other events or circumstances that have not been publicly announced that may be deemed material to the Company, our shareholders and other investors. The increase in the value of equity awards is directly linked to an increase in shareholder return, subject to continued employment by our executives with respect to unvested equity awards. The Committee believes, as a general matter, that this positive result should not negatively impact future compensation decisions.

     Employee Benefits. We do not provide our executives or other employees with defined pension benefits, supplemental retirement benefits, post-retirement payments, or deferred compensation programs. We do provide a 401(k) defined contribution plan that is available to all employees. We match up to 2% of compensation for participating employees subject to limitations under applicable law. Our executives and other employees are fully vested in Company contributions to this plan after five years. We also provide health, life and other insurance benefits to our executives on the same basis as our other full-time employees.
     Severance and Change-in-Control Benefits. We have employment agreements with each of our executive officers. Among other things, these employment agreements provide each executive officer with severance compensation consisting of base salary and continued health benefits for a period of 12 months (18 months for our chief executive officer), in the event that an executive’s employment is terminated by us without cause or by the executive under certain circumstances, including a change in control of the Company. These employment agreements also provide that the terminated executive will not engage in activities that are competitive with our business for 12 months (18 months for our chief executive officer). For additional information regarding the employment agreements with our executives, see “—Employment Agreements” on page 19 of this proxy statement.
     Under the terms of our Equity Incentive Plan and the related award agreements, unvested stock options and restricted stock awards become fully vested upon a change in control of the Company.
     The Compensation Committee believes that these benefits are necessary and appropriate in order to attract and retain qualified executive officers insofar as these benefits are generally made available by other companies. In addition, the Compensation Committee recognizes that it may be difficult for our executive officers to find comparable employment in a short period of time and therefore these benefits address a valid concern, making an executive position with our Company more attractive. These issues are particularly significant to us, given that our corporate headquarters are not located in a major metropolitan area and it is unlikely that our executives could secure comparable employment without relocating to another city.
     Executive Perquisites. Executive compensation also includes a limited number of perquisites that have historically been provided to our executives and that the Committee believes enhance our ability to attract and retain qualified executives. These perquisites include car allowances, reimbursement for annual medical examinations and limited club memberships. Our executive officers are also permitted to accrue unused vacation on a basis more favorable than other Company employees. Our employees (other than executive officers) are permitted to accrue up to 150% of their annual vacation time. Vacation accruals for our executive officers are not subject to this limitation. The Compensation Committee believes that this policy is appropriate given that the management responsibilities of our executive officers often do not permit them the flexibility to utilize their vacation time on an annual basis.
     In addition, in connection with their employment with the Company, Mr. Narigon and Mr. Walker each received a one-time cash bonus of $25,000. Both of these executives will also be reimbursed for out-of-pocket costs associated with relocating to our corporate headquarters. The purpose of these bonuses was to incentivize these individuals to accept employment with the Company and to offset incidental expenses of relocating to our corporate headquarters.
     For additional information regarding perquisites provided to our executives, see “—All Other Compensation” on page 19 of this proxy statement.
     Stock Ownership Guidelines. The Compensation Committee encourages ownership of our common stock by our executive officers and other key employees. As described below, in each of the prior two years the Committee has paid a portion of the annual incentive award to our executive officers in restricted stock to increase share ownership by management. We do not currently have a policy that requires our executives to own a specific number of shares, or dollar amount, of our common stock, nor do we require our executives to retain any specific percentage of any restricted stock award upon vesting or shares received upon exercise of options. The Compensation Committee presently intends to consider implementing stock ownership guidelines, stock retention guidelines or both.

     No Tax “Gross-Up” Payments. We do not provide, and no executive officer is entitled to receive, any tax “gross-up” payments in connection with compensation, severance, perquisites, or other benefits provided by the Company.
     Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1 million paid to the chief executive officer or to any of the other four most highly compensated executive officers of a public company is not deductible for federal income tax purposes unless the compensation qualifies as “performance based compensation” under Section 162(m). Awards granted under our Equity Incentive Plan are intended to qualify for deduction under federal tax law and regulation. The Committee reviews on an annual basis the potential impact of this deduction limitation on executive compensation. Based on current compensation levels, the Committee presently believes that no action is necessary at this time. The Compensation Committee intends to continue to evaluate the Company’s potential exposure to this deduction limitation.
2006 and 2007 Compensation
     Base Salary. The Compensation Committee considered adjustments to base salaries for our executive officers at its meeting in March 2006. However, the Committee decided to defer any decision pending the review of the market survey described below. As a result, none of our executive officers that were employed by the Company on January 1, 2006 received an increase in base salary for 2006.
     Under the direction of the Compensation Committee, in 2006, management performed a survey of base compensation for positions comparable to those of the Company’s executive officers at other property and casualty insurance companies. The survey group consisted of 14 publicly traded insurance companies with reported gross revenues for 2005 comparable to those of our Company. The companies in the survey group were:
•	Affirmative Insurance Holdings, Inc.	•	Mercer Insurance Group, Inc.

•	Atlantic American Corporation	•	North Pointe Holdings Corporation

•	Bristol West Holdings, Inc.	•	ProCentury Corporation

•	Direct General Corporation	•	RTW, Inc.

•	EMC Insurance Group, Inc.	•	SeaBright Insurance Holdings, Inc.

•	James River Group, Inc.	•	Specialty Underwriters Alliance, Inc.

•	Meadowbrook Insurance Group, Inc.	•	Tower Group, Inc.
     Based on this survey, the Compensation Committee concluded that our chief executive officer’s base salary was significantly below the 50th percentile of chief executive officer base salary at the survey companies, and that our chief financial officer’s base salary was also somewhat below the 50th percentile for that position at the survey companies. The survey results were inconclusive with respect to the base salary of Mr. Leach, as there were few comparable positions at the companies included in the survey group. At its meeting in December 2006, the Committee approved increases to executive base salaries shown in the table below. After these increases, Mr. Bradley’s base salary was 85% of the mean chief executive officer salary of the survey companies and Mr. Banta’s salary was slightly less than the mean salary for the mean chief financial officer salary of the survey companies. Mr. Leach’s salary increase was determined by reference to the average base salary increase for all Company employees for 2007. These increases were effective as of January 1, 2007.
     Arthur Hunt, the Company’s Executive Vice President and General Counsel retired in November 2006. In addition to his duties as General Counsel, Mr. Hunt had management responsibility with respect to a number of operations including claims and human resources. In anticipation of Mr. Hunt’s retirement, and after giving consideration to the added responsibilities of the legal and accounting functions following the Company’s initial public offering, our chief executive officer decided, in consultation with our Board, to reorganize certain management responsibilities and create two new positions. In September 2006, David O. Narigon was hired as Executive Vice President with responsibility for claims, premium audit and information technology. Also in September 2006, the Company hired Todd Walker, as Executive Vice President, General Counsel and Secretary. In addition to his general counsel responsibilities, Mr. Walker manages the human resources and regulatory compliance functions. The base salaries of Mr. Narigon and Mr. Walker were not established by reference to the compensation survey described above, but were determined by the Committee based upon market conditions, base salaries of our other executives, Mr. Hunt’s base salary prior to his retirement, as well as the negotiations with these executives in connection with their employment by the Company. Further, in connection with his employment, Mr. Narigon negotiated a $15,000 increase in his base salary effective on January 1, 2007.
The following table summarizes the base salaries of each of our executive officers for 2006 and 2007:

	2006	2007		Percentage
Executive and Principal Position	Base Salary	Base Salary	Increase	Increase
C. Allen Bradley, Jr. Chairman, President and Chief Executive Officer (1)	$300,000	$400,000	$100,000	33.3%

Geoffrey R. Banta Executive Vice President and Chief Financial Officer (1)	$220,000	$240,000	$20,000	9.1%

Craig P. Leach Executive Vice President, Sales and Marketing (1)	$220,000	$225,000	$5,000	2.3%

David O. Narigon Executive Vice President (2)	$185,000	$200,000	$15,000	8.1%

Todd Walker Executive Vice President, General Counsel and Secretary (2)	$175,000	$175,000	$0	0%

Arthur L. Hunt Former Executive Vice President, General Counsel and Secretary (1)	$220,000	—	—	—

(1)	As described above, the base salaries for these executive officers in 2006 were the same as their base salaries in 2005.

(2)	As described above, these individuals were hired by the Company in September 2006.
     2006 Annual Incentive Compensation Awards. In determining the executive officers’ annual incentive awards for 2006, the Compensation Committee considered the Company’s record financial results in 2006, which included a 14.3% increase in gross written premium, a decrease of over 10% in the Company’s net combined ratio, and a return on average shareholders equity of 22.6%. Additionally, in determining awards for Messrs. Bradley and Banta, the Compensation Committee considered their contributions to the successful secondary offering of the Company’s common stock by certain of the Company’s shareholders in November 2006. In determining Mr. Leach’s award for the year, the Committee considered his leadership role in increasing the Company’s gross written premium in 2006. Finally, in setting annual incentive awards for Mr. Bradley, Mr. Banta and Mr. Leach, the Committee took into consideration that these executives did not receive increases in base salary for 2006, and measured the dollar amount of these awards as a percentage of their 2007 base salaries.
     Prior to our initial public offering, annual incentive compensation awards were made in the form of cash bonuses. In making the decision with respect to annual incentive awards for 2005, the Committee decided to make awards using a combination of cash bonuses and shares of restricted stock granted under our Equity Incentive Plan. The Committee decided to again use this approach in 2006 for our chief executive officer and each of our other executive officers that had been employed by the Company for the full year.

     The percentage of the total annual incentive award paid in restricted stock for 2006 was 40% for Mr. Bradley, 25.6% for Mr. Banta and 14.3% for Mr. Leach. The number of shares was determined by dividing the portion of the total award payable in restricted stock by the closing price of our common stock on the grant date. All shares of restricted stock awarded will vest one year after the date of the grant, subject to the executive’s continued employment with our Company. The decision to award restricted stock as part of the short-term incentive compensation for 2005 and 2006 was to encourage ownership of common stock by the executive officers and other members of the Company’s senior management. The Committee believes that the one-year vesting requirement also serves as an additional incentive for our executives to remain with our Company.
     Because Mr. Narigon and Mr. Walker joined the Company in September 2006, the Committee, in considering their contributions to the Company’s performance and individual contributions, awarded these executives smaller awards, payable solely in cash. As described below, these two executives also received additional stock option awards in March 2007.
     Mr. Hunt was not eligible to receive a short-term incentive award for 2006 as a result of his retirement in November 2006. Further, 3,283 shares of restricted stock awarded to Mr. Hunt as a portion of his 2005 incentive compensation award were forfeited upon his retirement.
     The table below summarizes the awards made under our annual incentive compensation program for 2006.

			Paid in
			Restricted Stock	Percentage of
Executive and Principal Position	Total Award	Paid in Cash	(No. of Shares)	2007 Base Salary
C. Allen Bradley, Jr.	$400,000	$240,000	$160,000	100.0%
Chairman, President			(9,065 shares)
and Chief Executive Officer

Geoffrey R. Banta	$195,000	$145,000	$50,000	81.3%
Executive Vice President			(2,832 shares)
and Chief Financial Officer

Craig P. Leach	$140,000	$120,000	$20,000	62.2%
Executive Vice President,			(1,133 shares)
Sales and Marketing

David O. Narigon	$25,000	$25,000	$0	12.5%
Executive Vice President			(no shares)

Todd Walker	$18,000	$18,000	$0	10.3%
Executive Vice President,			(no shares)
General Counsel and Secretary

Arthur L. Hunt	$0	—	—	—
Former Executive Vice President, General Counsel and Secretary
     Long-Term Incentive Compensation. In connection with our initial public offering, the Board and our shareholders approved the 2005 Equity Incentive Plan. Each of our then-executive officers received a significant award of stock options, subject to the completion of the public offering. All of these grants were made at $9.00 per share, the initial price to the public in the offering and fair market value at the time of grant. The number of options granted to specific executives and other key employees was determined based upon the individual’s performance, potential for promotion and expected impact on the future performance of the Company. At the time of these initial grants, the Committee advised management that it did not intend to make annual awards of stock options. No stock options awards were made in 2006, other than to Mr. Narigon and Mr. Walker.
     In connection with the negotiation of their respective employment agreements with the Company, Mr. Narigon received options to purchase 50,000 shares of our common stock with an exercise price of $10.94 per share and Mr. Walker received options to purchase 50,000 shares of our common stock with an exercise price of $9.98 per share. For each of these executives, the effective date of the grant was the executive’s first day of employment and the exercise price was the closing price of our common stock on that date.

     At its meeting on February 27, 2007 to review incentive compensation awards for 2006, the Committee discussed additional stock option grants for Mr. Narigon and Mr. Walker. The Company was expected to issue an earnings release on February 27, 2007. As a result, the Committee deferred authorizing these awards. The Committee met again on March 2, 2007, and awarded each of these executives options to purchase 25,000 shares of common stock at $17.65 per share, the closing price of our common stock on that date. The Committee’s purpose in granting additional stock options to these executives was to further align the financial interests of these executives with those of our shareholders and to provide a greater incentive to remain with our Company. The Committee also considered the relative number of stock options granted to these individuals compared with our other executives.
     Under the terms of his award, unvested options to purchase 190,000 shares of our common stock were forfeited by Mr. Hunt upon his retirement in November 2006.
     All options that have been granted to date under our Equity Incentive Plan vest 20% each year commencing on the first anniversary of the date of grant, and if unexercised, expire on the tenth anniversary of the grant date. For additional information regarding outstanding equity awards held by our executive officers, see “—Outstanding Equity Awards at Fiscal Year-End” on page 23 of this proxy statement.
Summary Compensation Table
     The following table sets forth certain information regarding the compensation of our chief executive officer, our chief financial officer, each of our other executive officers, and one former executive officer for the year ended December 31, 2006.

				Stock	Option	All Other
Name and Principal Position	Year	Salary	Bonus (1)	Awards (2)	Awards (2)	Compensation (3)	Total
C. Allen Bradley, Jr. Chairman, President and Chief Executive Officer	2006	$300,000	$240,000	$60,619	$339,530	$29,831	$969,980

Geoffrey R. Banta Executive Vice President and Chief Financial Officer	2006	220,000	165,000	28,289	169,765	14,873	597,927

Craig P. Leach Executive Vice President, Sales and Marketing	2006	220,000	100,000	20,206	169,765	24,977	534,948

David O. Narigon (4) Executive Vice President	2006	61,667	50,000	0	14,167	6,176	132,010

Todd Walker (4) Executive Vice President, General Counsel and Secretary	2006	47,115	43,000	0	10,293	2,043	102,451

Arthur L. Hunt (5) Former Executive Vice President, General Counsel and Secretary	2006	201,667	0	0	0	69,038	270,705

(1)	Amounts in this column represent the cash amount paid to our executive officers under our annual incentive compensation program for 2006. As a portion of the annual incentive compensation awards for 2006, our Compensation Committee also granted restricted stock to three of our executive officers as follows: Mr. Bradley (9,065 shares), Mr. Banta (2,832 shares), and Mr. Leach (1,133 shares). These shares of restricted stock will vest on March 2, 2008, the first anniversary of the grant date. See "—Compensation Discussion and Analysis—2006 and 2007 Compensation” on page 15 of this proxy statement.

(2)	Represents the expense recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with Financial Accounting Standards Board Statement No. 123(R) (revised 2004), Share-Based Payment (“FAS 123R”), with respect to (a) shares of restricted stock (under the Stock Awards column), and (b) stock options (under the Option Awards column). Pursuant to SEC rules, the amounts shown in these columns exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 13 to our consolidated financial statements included in our Annual

Report on Form 10-K for the year ended December 31, 2006 for information regarding the assumptions made in determining these values.

(3)	Includes compensation as described under “—All Other Compensation” below.

(4)	These executives joined our Company in September 2006. The amounts shown under the Bonus column for these executives includes a $25,000 one-time cash payment made to each of them upon their joining the Company.

(5)	Mr. Hunt retired from our Company on November 30, 2006. Upon his retirement, Mr. Hunt held (a) 3,283 shares of restricted stock that were forfeited and (b) 190,000 unexercisable options that expired.
All Other Compensation
     The following table provides information regarding each component of compensation included in the All Other Compensation column in the Summary Compensation Table above.

		Company				Life
	Car	401(k)	Accrued	Medical	Moving	Insurance
Name	Allowance	Contributions	Vacation (1)	Examinations	Expenses	Premiums	Other		Total
C. Allen Bradley, Jr.	$8,045	$4,400	$17,354	$—	$—	$32	$—		$29,831

Geoffrey R. Banta	8,045	4,400	—	2,396	—	32	—		14,873

Craig P. Leach	12,188	4,400	5,111	2,396	—	32	850	(2)	24,977

David O. Narigon	2,682	322	—	—	3,140	32	—		6,176

Todd Walker	2,011	—	—	—	—	32	—		2,043

Arthur L. Hunt	7,374	4,400	—	2,452	—	32	54,780	(3)	69,038

(1)	For each executive officer (other than Mr. Hunt), represents the dollar value of vacation accrued during 2006, in excess of the vacation accrual permitted for Company employees generally. The dollar values were determined by reference to the executive officers’ base salaries in effect at December 31, 2006.

(2)	Represents Company reimbursed club membership fees for Mr. Leach.

(3)	Represents vacation accrued and not taken for years prior to 2006, for which Mr. Hunt was paid at the time of his retirement on November 30, 2006.
Employment Agreements
     We have an employment agreement with each of our executive officers. The employment agreements with Mr. Bradley, Mr. Banta and Mr. Leach each expire in January 2008, unless extended. The employment agreements with Mr. Narigon and Mr. Walker each expire in September 2009, unless extended. The term of each agreement is automatically extended for an additional one-year term unless either party provides notice not to extend the term at least 30 days prior to the expiration date. The agreements provide for an annual base salary of not less than $275,000 for Mr. Bradley, $200,000 for Mr. Banta, $215,000 for Mr. Leach, $185,000 for Mr. Narigon and $175,000 for Mr. Walker. They are also entitled to receive an annual bonus in an amount, if any, determined by our Compensation Committee. Each executive officer may participate in present and future benefit plans that are provided to our executive officers from time to time.
     If we terminate the employment of one of our executive officers without cause, the terminated executive officer will be entitled to receive his base salary for a period of 12 months (18 months for Mr. Bradley) payable in regular installments. In addition, we have agreed to pay the terminated executive officer the actual cost of continuing health coverage premiums for a period of 12 months (18 months for Mr. Bradley) after the date of his termination.
     An executive officer is deemed to have been terminated without cause if:
•	we elect not to extend the terms of his employment agreement or he is terminated by us for any reason other than:
-      death or disability;
-      indictment or arrest for a felony;
-      misconduct that is materially detrimental to the Company;
-      actions the executive officer reasonably knew would materially harm the Company;
-      failure to comply with reasonable and lawful instructions of our Board of Directors; or
-      gross negligence or willful disregard in the performance of his duties;
     or
•	the executive terminates his employment with us following
-      a significant reduction in his authority or responsibility;
-      a reduction in base salary;
-      relocation of his principal place of work without his consent;
-      a material breach of the employment agreement by us; or
-      a change of control.
     A change of control is defined as:
•	a sale of all or substantially all of the Company’s assets;

•	a merger or consolidation of the Company with or into another company; or

•	a sale, transfer and/or acquisition of a majority of shares of our common stock to any person or entity.
     Each of our executive officers has agreed during the term of his employment by us not to engage in any business competitive with us or solicit our employees, agents, or policyholders without our prior written consent. If one of our executive officers is terminated by us without cause, the prohibition on engaging in competitive activities or soliciting our employees, agents, or policyholders extends for a period of 12 months (18 months for Mr. Bradley) after the date of termination. If an executive officer is terminated by us for cause, the executive officer terminates his employment other than for one of the reasons specified above or if an executive officer elects not to renew the term of his employment agreement, we have the option to extend the restriction on engaging in competitive or solicitation activities for a period of 12 months (18 months for Mr. Bradley) after the date of termination or non-renewal by (a) delivering a written notice to the executive officer within 180 days after his termination or non-renewal, and (b) paying his base salary and the actual cost of his continuing health coverage premiums for a period of 12 months (18 months for Mr. Bradley) after the date of his termination or non-renewal.
Equity Incentive Plan and 2006 Awards
     Our Equity Incentive Plan was approved by our Board and shareholders in October 2005 and is administered by our Compensation Committee. The Equity Incentive Plan permits awards in the form of stock options, restricted stock and restricted stock units. The maximum number of shares of our common stock that may be issued pursuant to equity awards under the Equity Incentive Plan is 1.9 million shares. Options granted under the Equity Incentive Plan are required to have an exercise price of not less than the fair market value of our common stock on the grant date.
     Agreements evidencing awards may provide for accelerated vesting upon a change in control of our Company. Under the Equity Incentive Plan, a change in control is defined as:
1.	the acquisition by any person, entity or group of 35% or more of our voting stock, other than the Company or its subsidiaries or a Company benefit plan, other than in a transaction that is not deemed a change in control under 2 below;

2.	a reorganization, merger, consolidation, sale, or other disposition of all or substantially all of our assets, or other transaction unless:
•	the holders of our voting stock immediately prior to the transaction beneficially own more than 50% of the combined voting power of the surviving entity;

•	no person, entity, or group beneficially owns 35% or more of the combined voting power of the surviving entity; and

•	a majority of the directors of the surviving entity were directors of our Company prior to the transaction;
3.	when a majority of our directors (a) have not been approved by two-thirds of our then directors or (b) were elected or appointed as a result of an actual or threatened election contest; or

4.	approval by our shareholders of a complete liquidation or dissolution of the Company.
     In March 2006, the Compensation Committee approved annual incentive compensation awards for 2005 using a combination of cash bonuses and shares of restricted stock granted under our Equity Incentive Plan. For each of our then executive officers, the restricted stock component was 25% of the total 2005 incentive compensation award. These shares of restricted stock vested on March 10, 2007, the first anniversary of the grant date.
     In connection with the negotiation of their employment agreements with the Company, Mr. Narigon received options to purchase 50,000 shares of our common stock with an exercise price of $10.94 per share and Mr. Walker received options to purchase 50,000 shares of our common stock with an exercise price of $9.98 per share. For each of these executives, the effective date of the grant was the executive’s first day of employment and the exercise price was the closing price of our common stock on that date. The options were granted under our Equity Incentive Plan, vest 20% each year commencing on the first anniversary of the grant date and, if unexercised, expire on the tenth anniversary of the grant date. The vesting of these option awards will accelerate upon a change in control of our Company.

Grants of Plan-Based Awards
     The following table contains information regarding stock options and restricted stock awarded to our executive officers in the year ended December 31, 2006.

				All Other Option
			All Other Stock	Awards:		Grant Date
		Board or	Awards:	Number of	Exercise or	Fair Value
		Committee	Number of	Securities	Base Price of	of Stock and
		Approval	Shares of Stock	Underlying	Option	Option
Name	Grant Date	Date	or Units (1)	Options (2)	Awards (3)	Awards (4)
C. Allen Bradley, Jr.	03/10/2006	03/10/2006	7,035	—	$—	$74,993

Geoffrey R. Banta	03/10/2006	03/10/2006	3,283	—	—	34,997

Craig P. Leach	03/10/2006	03/10/2006	2,345	—	—	24,998

David O. Narigon (5)	09/01/2006	08/09/2006	—	50,000	10.94	212,500

Todd Walker (5)	09/25/2006	08/09/2006	—	50,000	9.98	193,000

Arthur L. Hunt	03/10/2006	03/10/2006	3,283	—	—	34,997

(1)	The shares of restricted stock held by these executive officers were awarded as a portion of the 2005 annual incentive compensation. These restricted stock awards (other than the award granted to Mr. Hunt) vested on March 10, 2007, the first anniversary of the grant date. The shares of restricted stock awarded to Mr. Hunt were forfeited upon his retirement in November 2006.

(2)	The stock options granted to Mr. Narigon and Mr. Walker vest 20% each year commencing on the first anniversary of the grant date.

(3)	The exercise price of these stock options was the closing price of our common stock on the grant date.

(4)	Represents the grant date value in accordance with FAS 123R of the shares of restricted stock and stock options granted to our executive officers for the year ended December 31, 2006.

(5)	The grant date of these awards was the first day of employment of these executive officers by the Company with an exercise price equal to the closing price of our common stock on that date.

Outstanding Equity Awards at Fiscal Year-End
     The following table contains information regarding stock options and restricted stock awarded to our executive officers that were outstanding as of December 31, 2006.

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of	Market Value
	Underlying	Underlying			Shares or	of Shares or
	Unexercised	Unexercised	Option	Option	Units of Stock	Units of Stock
	Options	Options	Exercise	Expiration	That Have Not	That Have Not
Name	Exercisable	Unexercisable (1)	Price (2)	Date	Vested (3)	Vested (4)

C. Allen Bradley, Jr.	95,000	380,000	$9.00	11/17/2015	7,035	$108,761

Geoffrey R. Banta	47,500	190,000	9.00	11/17/2015	3,283	50,755

Craig P. Leach	47,500 (5)	190,000	9.00	11/17/2015	2,345	36,254

David O. Narigon	0	50,000	10.94	09/01/2016	—	—

Todd Walker	0	50,000	9.98	09/25/2016	—	—

Arthur L. Hunt (6)	0	0	—	—	—	—

(1)	All outstanding options vest 20% each year commencing on the first anniversary of the grant date.

(2)	The exercise price of the stock option awards to Mr. Bradley, Mr. Banta, and Mr. Leach was the price to the public in our initial public offering in November 2005, the fair market value at the time of the grant. The exercise price of the stock option awards to Mr. Narigon and Mr. Walker was the closing price of our common stock on the grant date.

(3)	The shares of restricted stock held by these executive officers were awarded as a portion of the annual incentive awards for 2005 and vested on March 10, 2007, the first anniversary of the grant date.

(4)	Represents the value of the shares of restricted stock at December 31, 2006 based upon the closing price of our common stock on December 29, 2006, or $15.46.

(5)	Mr. Leach exercised the option to purchase these 47,500 shares on March 12, 2007.

(6)	Upon his retirement, Mr. Hunt held (a) 3,283 shares of restricted stock that were forfeited and (b) 190,000 unexercisable options that expired.

Option Exercises
     The following table contains information regarding the acquisition of our common stock by our executive officers upon the exercise of stock options during the year ended December 31, 2006. None of the shares of restricted stock held by our executive officers vested during the year ended December 31, 2006.

	Option Awards
	Number of Shares
	Acquired on	Value Realized
Name	Exercise	on Exercise (1)
C. Allen Bradley, Jr.	0	$0

Geoffrey R. Banta	0	0

Craig P. Leach	0	0

David O. Narigon	0	0

Todd Walker	0	0

Arthur L. Hunt	47,500	199,822

(1)	Represents the difference between the closing price of our common stock on the date of exercise and the exercise price of the stock options.

Employment Termination and Change-in-Control Benefits
     The table below quantifies potential compensation that would become payable to each of our executive officers under existing employment and equity award agreements and Company plans and policies if their employment had terminated on December 29, 2006 (the last business day of 2006), given the executive officer’s base salary as of that date, and, if applicable, the closing price of our common stock on December 29, 2006. For additional information regarding the definitions of “cause” and “change in control,” see “—Employment Agreements” and “—Equity Incentive Plan and 2006 Awards” on pages 19 and 20 of this proxy statement.
     Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in this table. Factors that could affect these amounts include the date the termination event occurs, the base salary of an executive on the date of termination of employment and the price of our common stock when the termination event occurs.

	Cash Severance	Accrued	Healthcare	Acceleration of
	Payments (1)	Vacation (2)	Premiums (3)	Equity Awards (4)	Total
C. Allen Bradley, Jr.
Voluntary Termination	$0	$53,862	$0	$0	$53,862
Termination With Cause	0	53,862	0	0	53,862
Termination Without Cause	450,000	53,862	21,997	0	525,859
Death or Disability	0	53,862	0	0	53,862
Retirement	0	53,862	0	0	53,862
Change in Control	450,000	53,862	21,997	2,563,561	3,089,420

Geoffrey R. Banta
Voluntary Termination	$0	$0	$0	$0	$0
Termination With Cause	0	0	0	0	0
Termination Without Cause	220,000	0	11,136	0	231,136
Death or Disability	0	0	0	0	0
Retirement	0	0	0	0	0
Change in Control	220,000	0	11,136	1,278,155	1,509,291
—
Craig P. Leach
Voluntary Termination	$0	$65,095	$0	$0	$65,095
Termination With Cause	0	65,095	0	0	65,095
Termination Without Cause	220,000	65,095	14,665	0	299,760
Death or Disability	0	65,095	0	0	65,095
Retirement	0	65,095	0	0	65,095
Change in Control	220,000	65,095	14,665	1,263,654	1,563,414

David O. Narigon
Voluntary Termination	$0	$0	$0	$0	$0
Termination With Cause	0	0	0	0	0
Termination Without Cause	185,000	0	14,665	0	199,665
Death or Disability	0	0	0	0	0
Retirement	0	0	0	0	0
Change in Control	185,000	0	14,665	226,000	425,665
—
Todd Walker
Voluntary Termination	$0	$0	$0	$0	$0
Termination With Cause	0	0	0	0	0
Termination Without Cause	175,000	0	14,665	0	189,665
Death or Disability	0	0	0	0	0
Retirement	0	0	0	0	0
Change in Control	175,000	0	14,665	274,000	463,665
—
Arthur L. Hunt (5)
Retirement	$0	$54,778	$0	$0	$54,778

(1)	Cash severance is payable in installments over 12 months (18 months for Mr. Bradley).

(2)	Upon termination of employment, all employees, including our executive officers, are entitled to a cash payment for any accrued vacation. The amounts shown in the table above represent accrued vacation in excess of that permitted to be accrued by employees generally. For additional information regarding our vacation policy, see “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Programs and Policies—Executive Perquisites” on page 14 of this proxy statement.

(3)	Represents COBRA health insurance premiums payable on behalf of the executives following termination of employment for a period of 12 months (18 months for Mr. Bradley).

(4)	Under the terms of the agreements representing awards of stock options and restricted stock, any unvested awards become vested upon a change in control, as defined in the award agreements. The dollar amounts in this column represent the value of unvested stock options and restricted stock on December 29, 2006, at $15.46 per share, the closing price of our common stock on that date.

(5)	Mr. Hunt retired from our Company on November 30, 2006. The amount shown under the Accrued Vacation column for Mr. Hunt is the cash payment he received upon his retirement for accrued vacation.

Certain Relationships and Related Transactions
     Policy. The Company has adopted a written policy regarding the approval of any transaction or series of transactions in which the Company and a related party have an interest. A related party is one of the Company’s executive officers, directors, director nominees, a person owning more than 5% of any class of the Company’s securities, an entity in which any of such persons is employed or is a partner or principal, or an immediate family member of such a person. Related party transactions are required, when circumstances permit, to be submitted to and approved by the Audit Committee at a regular meeting held in advance of the transaction. The chair of the Audit Committee has the authority to approve related party transactions in circumstances in which the Company’s general counsel determines it is impracticable or undesirable to wait until the next regularly scheduled Audit Committee meeting. Aspects of proposed related party transactions to be considered in granting approval include whether the transaction benefits the Company, whether the goods or services in question are available from other sources, and whether the terms of the proposed transaction are comparable to those available in transactions with unrelated third parties.
     Registration Rights Agreement. In 1998, we entered into a registration rights agreement with the holders of our convertible preferred stock and certain holders of our common stock, including our then principal shareholder, Welsh Carson, and three of our present and former directors, Paul B. Queally, Sean M. Traynor and Jared Morris (as trustee of the Jared Morris 1997 Trust). Under the registration rights agreement, these holders may require us to register any or all of their shares of common stock (including shares of common stock issuable upon conversion of our outstanding convertible preferred stock) under the Securities Act of 1933.
     Under the registration rights agreement, we are also obligated to pay all expenses, other than underwriting discounts and commissions, in connection with these registrations, including legal and accounting fees incurred by us, printing costs and the fees of one law firm for the selling shareholders. In addition, we have agreed to indemnify these holders of our common stock and convertible preferred stock against certain liabilities, including liabilities under the Securities Act.
     In 2006, Welsh Carson and certain other parties to the registration rights agreement (including Mr. Queally) exercised their rights under this agreement to cause us to register their shares of common stock in a public offering. The sale of these shares was completed in November 2006. We incurred expenses of $1.1 million in connection with this offering. Following this offering, Welsh Carson did not own any shares of our common stock. As a result, we have no further obligation to Welsh Carson under the registration rights agreement.

     PAX, Inc. Daniel Phillips is a director nominee. He is currently the President, Chief Executive Officer and part owner of PAX, Inc. PAX has been a Company policyholder at various times since 1994. PAX paid premiums to the Company of $144,067 in 2006, and is expected to pay premiums to the Company of approximately $240,000 in 2007. The Company believes that the terms of the policies issued to PAX were established on an arms’ length basis.
     The Nominating and Corporate Governance Committee, as well as the Board as a whole, considered this information in connection with Mr. Phillips’ nomination to become a Board member, as well as in connection with determining that, if elected, he would be considered an independent director within the meaning of the Nasdaq listing requirements.
     Concentra Inc. The Company has entered into arm’s length agreements with subsidiaries of Concentra Inc., pursuant to which they provide the Company with health care management, cost containment and claims management services. Affiliates of Welsh Carson, the Company’s former principal shareholder, beneficially own a majority of the outstanding shares of common stock of Concentra. One of our current directors, Sean M. Traynor, and one of our former directors, Paul B. Queally, are general partners of Welsh Carson. In addition, Mr. Queally is the Chairman of the Board and a director of Concentra. Under the terms of these agreements, the Company made payments to Concentra subsidiaries of $1.7 million in 2006. The Company will make payments to Concentra’s subsidiaries under these agreements in 2007.

EQUITY COMPENSATION PLAN INFORMATION
     As of December 31, 2006, the Company’s 2005 Equity Incentive Plan and 2005 Non-Employee Director Restricted Stock Plan were the only compensation plans under which securities of the Company were authorized for issuance. These plans were approved by the Company’s shareholders. The table provides information as of December 31, 2006.

	Number of shares of	Weighted-average	Number of shares of common
	common stock to be issued	exercise price of	stock remaining available for
	upon exercise of outstanding	outstanding options,	future issuance under equity
Plan Category	options, warrants and rights	warrants and rights	compensation plans
Equity compensation plans approved by shareholders	1,392,000	$9.10	488,395 (1)

Equity compensation plans not approved by shareholders	0	0	0

(1)	Represents 447,837 shares of common stock available for issuance under the 2005 Equity Incentive Plan and 40,558 shares of common stock available for issuance under the 2005 Non-Employee Director Restricted Stock Plan.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL HOLDERS
     The tables below provide information regarding the beneficial ownership of the Company’s common stock and Series C convertible preferred stock as of April 18, 2007 for:
•	each of our directors and director nominees;

•	each of our executive officers;

•	all directors, director nominees and executive officers as a group; and

•	each beneficial owner of more than five percent of the Company’s common stock or Series C convertible preferred stock.
     The tables below list the number of shares and percentage of shares beneficially owned based on 18,794,593 shares of common stock and 50,000 shares of Series C convertible preferred stock outstanding as of April 18, 2007. Each share of common stock is entitled to one vote and each share of Series C convertible preferred stock is entitled to one vote for each share of common stock into which it is convertible. The conversion price used to determine the number of shares of our common stock into which each share of Series C convertible preferred stock is $20.58 per share. Holders of Series C convertible preferred stock are entitled to vote on all matters to be voted on by our shareholders and vote as a single class with the holders of our common stock.
     Beneficial ownership of the Company’s common stock and Series C convertible preferred stock is determined in accordance with the rules of the SEC, and generally includes voting power or investment power with respect to securities held. Except as indicated and subject to applicable community property laws, to our knowledge the persons named in the tables below have sole voting and investment power with respect to all shares of common stock or Series C convertible preferred stock shown as beneficially owned by them.
Directors, Director Nominees and Executive Officers

	Beneficial Share Ownership
		Percentage of	Percentage
	Number of	Outstanding	of Total
Name of Beneficial Owner	Shares	Shares	Vote (1)
Common Stock
C. Allen Bradley, Jr. (2)	126,494	*	*
Thomas W. Hallagan (3)	1,222	*	*
Jared A. Morris (3)(4)	49,872	*	*
Randy Roach (5)	142	*	*
Sean M. Traynor (3)	2,057	*	*
Austin P. Young III (3)	2,555	*	*
Millard E. Morris	2	*	*
Daniel Phillips	0	*	*
Geoffrey R. Banta (2)	53,615	*	*
Craig P. Leach (2)	4,265	*	*
David O. Narigon	10,000	*	*
Todd Walker	0	*	*
Arthur L. Hunt (6)	0	*	*
All directors, director nominees, and executive officers as a group (13 persons)	250,224	1.3%	1.3%

*	Less than 1%.

(1)	Combined voting power of common stock and Series C convertible preferred stock. Each share of common stock is entitled to one vote and each share of Series C convertible preferred stock is entitled to one vote for each share of common stock into which it is convertible. The conversion price used to determine the number of shares of common stock into which each share of Series C convertible preferred stock is convertible is $20.58 per share.

(2)	Includes shares of our common stock issuable upon the exercise of options within 60 days as follows: Mr. Bradley (95,000 shares) and Mr. Banta (47,500 shares). Also includes shares of restricted stock for which the executive officer has sole voting power, but no dispositive power, as follows: Mr. Bradley (9,065 shares), Mr. Banta (2,832 shares), and Mr. Leach (1,133 shares).

(3)	Includes 1,222 shares of restricted stock granted on the date of our 2006 annual meeting of shareholders pursuant to our non-employee director restricted stock plan. The director has sole voting power, but no dispositive power, with respect to these shares. These shares vest on the date of our annual meeting.

(4)	Includes 47,817 shares beneficially owned through the Jared Morris 1997 Trust, of which Mr. J. Morris is a trustee.

(5)	Pursuant to our non-employee director restricted stock plan, Mr. Roach was granted 142 shares of restricted stock when he became a director in March 2007. These shares vest on the date of our annual meeting.

(6)	Mr. Hunt retired in November 2006.
Five Percent Holders
     The following table sets forth information regarding the number and percentage of shares of common stock and Series C convertible preferred stock held by all persons and entities who are known by the Company to beneficially own five percent or more of the Company’s outstanding common stock or Series C convertible preferred stock. The information regarding beneficial ownership of common stock by the entities identified below is included in reliance on a report filed with the Securities and Exchange Commission by such entity, except that the percentages are based upon the Company’s calculations made in reliance upon the number of shares reported to be beneficially owned by such entity in such report and the number of shares of common stock outstanding on April 18, 2007.

	Beneficial Share Ownership
		Percentage of	Percentage
	Number of	Outstanding	of Total
Name of Beneficial Owner	Shares	Shares	Vote (1)
Common Stock
Neuberger Berman (2)	1,436,850	7.7%	7.6%
Wells Fargo & Company (3)	1,383,600	7.4%	7.3%
SuNOVA (4)	1,298,413	6.9%	6.8%
Delaware Management Holdings (5)	1,246,826	6.6%	6.6%
The Guardian Life Insurance Company of America (6)	1,073,087	5.7%	5.6%
Teachers Insurance and Annuity Association of America (7)	971,817	5.2%	5.1%
Credit Suisse (8)	937,670	5.0%	4.9%
Series C Convertible Preferred Stock
Jackson National Life Insurance Company (9)	49,251	98.5%	1.3%

(1)	Combined voting power of common stock and Series C convertible preferred stock. Each share of common stock is entitled to one vote and each share of Series C convertible preferred stock is entitled to one vote for each share of common stock into which it is convertible. The conversion price used to determine the number of shares of common stock into which each share of Series C convertible preferred stock is convertible is the current conversion price of $20.58 per share.

(2)	According to a Schedule 13G filed by Neuberger Berman, Inc. (“NBI”), NBI has sole voting power with respect to 436,850 shares of common stock and, together with Neuberger Berman, LLC (“NBLLC”) and Neuberger Berman Management Inc. (“NBMI”), is deemed to have shared voting power with respect to 360,400 shares of common stock. The Schedule 13G provides that the remaining shares beneficially owned by NBI are for individual client accounts of NBLLC over which NBLLC does not have voting power. The Schedule 13G further provides that NBI, NBLLC, and NBMI have shared dispositive power with respect to 1,436,850 shares of common stock. The address for NBI is 605 Third Avenue, New York, New York 10158.

(3)	According to a Schedule 13G filed by Wells Fargo & Company (“Wells Fargo”) and Wells Capital Management Incorporated (“Wells Capital”), Wells Fargo has sole voting power with respect to 1,315,750 shares of common stock and sole dispositive power with respect to 1,367,100 shares of common stock, Wells Capital has sole voting power with respect to 1,235,500 shares of common stock and sole dispositive power with respect to 1,367,100 shares of common stock, and these reporting persons beneficially own in the aggregate 1,383,600 shares of common stock. The address for Wells Fargo is 420 Montgomery Street, San Francisco, California 94104. The address for Wells Capital is 525 Market Street, San Francisco, California 94105.

(4)	According to a Schedule 13G filed by SuNOVA Partners, L.P. (“SuNOVA Partners”), SuNOVA Long-Term Opportunity Fund, L.P. (“SuNOVA Long-Term”), SuNOVA Holdings, LLC (“SuNOVA Holdings”), SuNOVA Capital, LP (“SuNOVA Capital”), SuNOVA, LLC (“SuNOVA LLC”), Mr. Matthew Byrnes, and Ms. Felice Gelman, SuNOVA Partners has shared voting and dispositive power with respect to 408,350 shares of common stock, SuNOVA Long-Term has shared voting and dispositive power with respect to 71,300 shares of common stock, SuNOVA Holdings has shared voting and dispositive power with respect to 479,650 shares of common stock, each of SuNOVA Capital and SuNOVA LLC has shared voting and dispositive power with respect to 818,763 shares of common stock, and each of Matthew Byrnes and Felice Gelman has shared voting and dispositive power with respect to 1,298,413 shares of common stock. The address for SuNOVA is 780 Third Avenue, 5th Floor, New York, New York 10017.

(5)	According to a Schedule 13G filed by Delaware Management Holdings (“Delaware Holdings”) and Delaware Management Business Trust (“Delaware Management”), Delaware Holdings and Delaware Management have sole voting and dispositive power with respect to 1,246,826 shares of common stock. The address for Delaware Holdings is 2005 Market Street, Philadelphia, Pennsylvania 19103.

(6)	According to a Schedule 13G filed by The Guardian Life Insurance Company of America (“Guardian Insurance”), Guardian Investor Services LLC (“Guardian Services”), RS Investment Management Co. LLC (“RS Investment LLC”), RS Investment Management, L.P., and George R. Hecht, Guardian Insurance, Guardian Services, and RS Investment LLC have shared voting and dispositive power with respect to 1,073,087 shares of common stock. The Schedule 13G provides that RS Investment LLC is a registered investment adviser and is the parent company of former registered investment advisers whose clients had the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of common stock. The address for Guardian Insurance is 7 Hanover Square, New York, New York 10004.

(7)	According to a Schedule 13G filed by Teachers Insurance and Annuity Association of America (“Teachers”), Teachers has sole voting and dispositive power with respect to 971,817 shares of common stock that may be acquired pursuant to the conversion of Series D convertible preferred stock into non-voting common stock, and the subsequent conversion of the non-voting common stock into common stock. The address for Teachers Insurance and Annuity Association of America is 730 Third Avenue, New York, New York 10017.

(8)	According to a Schedule 13G filed by Credit Suisse, Credit Suisse has shared voting and dispositive power with respect to 937,670 shares of common stock. The address for Credit Suisse is Eleven Madison Avenue, New York, New York 10010.

(9)	The number of shares of common stock issuable upon conversion of the shares of Series C convertible preferred stock represents less than five percent of both the outstanding shares of common stock and the percentage of total vote. The address for Jackson National Life Insurance Company is c/o PPM America, Inc., 225 West Wacker Drive, Chicago, Illinois 60606.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     Messrs. Traynor, J. Morris, Queally, and Young served on the Compensation Committee for all or some part of 2006. None of these directors is or ever has been an officer or employee of the Company. In 1998, the Company entered into a registration rights agreement with certain of its shareholders. Mr. Queally and a trust for which Mr. J. Morris is a trustee are parties to this agreement. In addition, the Company has agreements with subsidiaries of Concentra Inc. Mr. Queally is a director of Concentra. Further, Welsh Carson, our former principal shareholder, beneficially owns a majority of Concentra’s outstanding shares. Mr. Queally and Mr. Traynor are general partners of Welsh Carson. See “Executive Compensation—Certain Relationships and Related Transactions” on page 26 of this proxy statement.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s 2006 Annual Report on Form 10-K and this proxy statement.
     This report is submitted by the members of the Compensation Committee of the Board.
Members of the Compensation Committee

Sean M. Traynor (Chair)	Jared A. Morris	Austin P. Young III
AUDIT COMMITTEE REPORT
     Management is responsible for the Company’s system of internal controls over financial reporting. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and to issue a report thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and system of internal control.
     The Audit Committee reviewed and discussed with both management and the Company’s independent registered public accounting firm all annual financial statements prior to their issuance. During 2006, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees), as amended by SAS No. 90 (Audit Committee Communications), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with its independent registered public accounting firm matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Ernst & Young LLP to the Audit Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).
     Taking all of these reviews and discussions into account, all of the Audit Committee members, whose names are listed below, recommended to the Board that it approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.
Members of the Audit Committee

Austin P. Young III (Chair)	Jared A. Morris	Thomas W. Hallagan

INDEPENDENT PUBLIC ACCOUNTANTS
     Selection. Ernst & Young LLP served as the Company’s independent registered public accounting firm for 2006 and has been selected by the Audit Committee to serve as the Company’s independent registered public accounting firm for 2007. Representatives of Ernst & Young will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to questions.
     Audit and Non-Audit Fees. The following table presents fees for audit services rendered by Ernst & Young for the audit of the Company’s annual financial statements for 2006 and 2005, and fees billed for other services rendered by Ernst & Young.

	2006	2005
Audit Fees (1)	$1,384,000	$1,308,059
Audit-Related Fees (2)	3,500	3,500
Tax Fees (3)	25,000	26,270
All Other Fees	0	0

(1)	“Audit Fees” consist principally of fees for the audit of the Company’s consolidated financial statements and reviews of the Company’s quarterly financial information. The audit fees for 2006 include $185,000 related to a secondary offering of the Company’s common stock by certain of the Company’s shareholders that was completed in November 2006 and $490,000 related to the audit of internal control over financial reporting required by the Sarbanes-Oxley Act. The fees for 2005 also include $746,522 related to the Company’s initial public offering.

(2)	“Audit-Related Fees” consist of service costs related to the Company’s use of Ernst & Young’s online accounting and reporting research tool.

(3)	“Tax Fees” consist principally of fees for tax compliance, tax advice and tax planning.
     Pre-Approval Policies and Procedures. The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules).
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Compliance with Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of its equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% shareholders are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.
     Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during 2006 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% shareholders were in compliance with Section 16(a), except that Paul B. Queally (a former director) and certain Welsh Carson affiliates, including Welsh Carson Anderson & Stowe VII LP and WCAS Healthcare Partners LP, did not report timely one sale of common stock in connection with the secondary public offering of our common stock. The reports were filed on November 22, 2006, two business days after the reports were required to be filed.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING OF SHAREHOLDERS
     In order to be included in the Company’s proxy materials for the annual meeting of shareholders in 2008, a shareholder proposal must be received in writing by Company at 2301 Highway 190 West, DeRidder, Louisiana 70634 by January 1, 2008, and otherwise comply with all requirements of the SEC for shareholder proposals.
     In addition, the Company’s Bylaws provide that any shareholder who desires to bring a proposal before an annual meeting must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice (other than a notice recommending a director candidate) must be delivered to the above address not less than 60 nor more than 90 calendar days prior to the annual meeting. In the event public announcement of the date of the annual meeting is not made at least 75 calendar days prior to the date of the annual meeting, the notice must be received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting. Under the Company’s Bylaws, a notice recommending a director candidate must be delivered to the above address not less than 60 nor more than 90 calendar days before the anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of shareholders. To be timely, a notice recommending a director candidate must be received no earlier than January 31, 2008 and no later than March 1, 2008. The notice must also describe the shareholder proposal in reasonable detail and provide certain other information required by the Company’s Bylaws. A copy of the Company’s Bylaws is available upon request from the Company’s Secretary.
OTHER MATTERS
     The Board does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

By Order of the Board of Directors,
/s/ Todd Walker

Todd Walker
Executive Vice President, General Counsel and Secretary

DeRidder, Louisiana
April 30, 2007

AMERISAFE, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 14, 2007
     Todd Walker and Geoffrey R. Banta, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution and resubstitution, are hereby authorized to represent and to vote all shares of common stock and Series C convertible preferred stock of AMERISAFE, Inc. (the “Company”) held of record by the undersigned on April 18, 2007, at the Annual Meeting of Shareholders to be held at 9:00 a.m. (local time) on June 14, 2007, at the Company’s corporate headquarters located at 2301 Highway 190 West, DeRidder, Louisiana 70634 and any adjournment or postponement thereof. Any and all proxies heretofore given are hereby Revoked.
     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR EACH DIRECTOR NOMINEE AND FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.
(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF
AMERISAFE, INC.
June 14, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê  Please detach along perforated line and mail in the envelope provided.  ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1. Election of Directors Class with Term Ending in 2010:					2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered accounting firm for 2007.	☐	☐	☐

NOMINEES:
☐	FOR ALL NOMINEES	¡	Jared A. Morris
		¡	Sean M. Traynor
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Daniel Phillips		Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting. The shareholder below acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement and the Annual Report, each of which has been furnished herewith.
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●					PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Class with Term Ending in 2009:

NOMINEE:
☐	FOR NOMINEE		Millard E. Morris
☐	WITHHOLD AUTHORITY FOR NOMINEE

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered names(s) on the account may not be submitted via this method.				☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executer, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.